UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2010

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Renewed Advisory Agreement

Wells Real Estate Investment Trust II, Inc. (the "Company") renewed its advisory agreement (the "Renewed Advisory Agreement") with its advisor, Wells Real Estate Advisory Services II, LLC (the "Advisor"). The Renewed Advisory Agreement is effective from January 1, 2011 through July 31, 2011. The Renewed Advisory Agreement is substantially the same as the agreement that was in effect through December 31, 2010, except that the Advisor has agreed to a limit on the reimbursement of certain expenses by the Company. Specifically, the Advisor will not be reimbursed for "portfolio general and administrative expenses" or "personnel expenses" incurred during the term of the Renewed Advisory Agreement to the extent they exceed $11,151,583 and $6,387,500, respectively. As defined in the Renewed Advisory Agreement, "portfolio general and administrative expenses" refer to categories of costs set forth in a budget approved by the Company's Board of Directors at a meeting on December 15, 2010. Generally, these are general and administrative costs (excluding the asset management fee) that relate to the portfolio as a whole rather than property-specific costs. "Personnel expenses" are defined in the Renewed Advisory Agreement to refer to all wages and other employee-related expenses of employees of the Advisor or its affiliates to the extent the employees are engaged in the management, administration, operation and marketing of the Company but excluding personnel expenses reimbursable under another agreement, such as the Property Management Agreement described below.

Assignment of Property Management Agreement

The Company previously entered into a property management, leasing and construction management agreement (the "Property Management Agreement") with Wells Management Company, Inc. (the "Property Manager") on October 22, 2004. On January 1, 2011, the Property Manager assigned all of its rights, title and interest in the Property Management Agreement to the Advisor. The Company consented to such assignment as required by the Property Management Agreement. As part of such assignment, the Property Manager guaranteed the performance of all of the Advisor's obligations under the Property Management Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: January 05, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President